UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                  Focal, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   343909107
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                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 343909107                     13G                   Page 2 of 12 Pages
-------------------                                           ------------------

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   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Trustees of General Electric Pension Trust
        I.R.S. #14-6015763
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York
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      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           None
      OWNED BY        ----------------------------------------------------------
        EACH           6
      REPORTING            SHARED VOTING POWER
       PERSON
        WITH               849,449
                      ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           None
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           849,449
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        849,449
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        EP
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 343909107                    13G                    Page 3 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Investment Corporation, as Investment Adviser to GEPT (as defined below)
        I.R.S. #22-2152310
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY         6   SHARED VOTING POWER
        EACH
      REPORTING            849,449
       PERSON         ----------------------------------------------------------
        WITH           7   SOLE DISPOSITIVE POWER


                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           849,449
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         849,449
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        6.6%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 343909107                     13G                   Page 4 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Company
        I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           Disclaimed (see 9 below)
      OWNED BY        ----------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON              0
        WITH          ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           Disclaimed (see 9 below)
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by General Electric
        Company
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        Not applicable
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This statement is filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), and Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"). GEIC acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to GEPT, and may be deemed to be a beneficial owner of 849,449 shares of Common Stock of Focal, Inc. (the "Issuer") owned by GEPT. GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a)   Name of Issuer

            Focal, Inc.

Item 1(b)   Address of Issuer's Principal Executive Office

            4 Maguire Rd.
            Lexington, MA 02173

Item 2(a)   Name of Person Filing

            Trustees of General Electric Pension Trust ("GEPT") (See Schedule
            II).

            General Electric Investment Corporation, as Investment Adviser to the Trustees of General Electric Pension Trust

            General Electric Company (see Schedule I)

Item 2(b)   Address of Principal Business Office

            The address of the principal offices of GEPT and GEIC is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)   Citizenship

            General Electric Pension Trust - New York
            General Electric Investment Corporation - Delaware
            General Electric Company - New York

Item 2(d)   Title of Class of Securities

            Common Stock

Item 2(e)   CUSIP Number

            343909107

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act

            (b) [ ]     Bank as defined in Section 3(a) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

            (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

            (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

            (h) [ ]     Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4      Ownership

            (see cover pages and introductory note)

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable

Item 8      Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not applicable

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998


                                    TRUSTEES OF GENERAL ELECTRIC
                                    PENSION TRUST



                                    By:  /s/ Alan M. Lewis
                                         ---------------------------
                                         Name:  Alan M. Lewis
                                         Title:  Trustee

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998


                                     GENERAL ELECTRIC INVESTMENT CORPORATION, as Investment Adviser to General Electric Pension Trust


                                     By:  /s/ Michael M. Pastore
                                          ---------------------------
                                          Name:  Michael M. Pastore
                                          Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998


                                      GENERAL ELECTRIC COMPANY


                                      By:  /s/ John H. Myers
                                           ---------------------------
                                           Name:  John H. Myers
                                           Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Focal, Inc. is being filed on behalf of each of the undersigned.

Dated: February 12, 1998



                                       TRUSTEES OF GENERAL ELECTRIC
                                       PENSION TRUST


                                       By:  /s/ Alan M. Lewis
                                            ---------------------------
                                            Name:  Alan M. Lewis
                                            Title:  Trustee

                                       GENERAL ELECTRIC INVESTMENT CORPORATION, as Investment Adviser to General Electric Pension Trust


                                       By:  /s/ Michael M. Pastore
                                            ---------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President

                                       GENERAL ELECTRIC COMPANY


                                       By:  /s/ John H. Myers
                                            ---------------------------
                                            Name:  John H. Myers
                                            Title:  Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

            The names of the Trustees of General Electric Pension Trust are as follows:


                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey